Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND

Shareholders to Receive $0.38 per Share

BLOOMFIELD HILLS, MI, January 30, 2019 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that its Board of Directors has approved an increase in the cash dividend to $0.38 per share for the fourth quarter of 2018.

Penske Automotive Group President Robert H. Kurnick, Jr., said, “For the 31st consecutive quarter, we are pleased to offer our shareholders an increase in the quarterly dividend to $0.38. The increase underlines the confidence we have in our capability to grow our company’s diversified transportation services business model and reinforces our commitment to PAG shareholders.”

The dividend is payable on March 1, 2019, to shareholders of record on February 11, 2019.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates and foreign currency exchange rates, changes in tariff rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters such as the recent hurricanes, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group’s business, markets, conditions and other uncertainties, which could affect Penske Automotive Group’s future performance. These risks and uncertainties are addressed in Penske Automotive Group’s Form 10‑K for the year ended December 31, 2017, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs nearly 27,000 people worldwide, is a member of the

Fortune 500, Russell 2000, and was named as one of the World’s Most Admired Companies by Fortune.  For additional information visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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